Exhibit 10.1
Loan Number: L0735100

PROMISSORY NOTE

$21,500,000.00
December 14, 2007

FOR VALUE RECEIVED, LANTANA OFFICE PROPERTIES I, L.P., a Texas limited partnership (the "Maker"), whose Federal Tax Identification Number is 74-2997008 hereby promises to pay to the order of THE LINCOLN NATIONAL LIFE INSURANCE COMPANY, an Indiana corporation and any subsequent successors or assigns as holders of this Note (the "Holder" or "Holders") in the manner hereinafter provided, the principal sum of Twenty-One Million Five Hundred Thousand and 00/100 DOLLARS ($21,500,000.00) together with interest on the outstanding principal balance from the date of the initial disbursement (for purposes of this Note, "disbursement" means the date funds are wire transferred from Holder's account) of all or a part of the principal of this Note (the "Disbursement Date") until paid in full at the rate of five and ninety-nine hundredths percent (5.99%) per annum (the "Contract Rate") in accordance with the provisions hereinafter set forth.

1.           Payment of Principal and Interest.  Principal and interest hereunder shall be payable as follows (each of the payments described in this section, except for the Interim Interest Payment defined below, are each referred to as a “Monthly Payment”):

(a)  On the Disbursement Date, interim interest accrued in advance (calculated on the basis of a 360-day year containing twelve 30-day months) for the actual number of days which will elapse beginning with the Disbursement Date through the last day of the calendar month in which the Disbursement Date occurs (the “Interim Interest Payment”); and

(b)           Commencing on the first day of February, 2008 (the "First Payment Date") and on the first day of each month (each a “Payment Date”) thereafter until this Note matures, principal and interest in consecutive equal installments of One Hundred Twenty Eight Thousand Seven Hundred Sixty-Five and 00/100 DOLLARS ($128,765.00); and

(c)           On January 1, 2018 (the "Maturity Date"), the entire unpaid principal amount, together with accrued and unpaid interest thereon, and all other sums due under this Note or under any other documents evidencing or securing this Note (collectively, the "Loan Documents"), shall be due and payable in full.

Except as set forth in 1(a) above, interest shall be payable in arrears and calculated on the basis of a 360-day year containing twelve 30-day months.  In the event a Payment Date or the Maturity Date is not a Business Day (as herein defined) then such Payment Date or Maturity Date as the case may be, shall be deemed to be the next following Business Day.  As used herein, “Business Day” means any day in which the Holder is open for the conduct of substantially all of its investment related business.

2.           Payment Information.  Until directed otherwise in writing by the Holder, all payments under this Note shall be made by Electronic Fund Transfer debit entries to the Maker's account at an Automated Clearing House ("ACH") member bank.  Each payment shall be initiated by the Holder (or, at Holder's option, by its loan servicing agent) through the ACH Network for settlement on the respective due dates.  Prior to each payment due date, the Maker shall deposit and/or maintain sufficient funds in its account to cover each debit entry.  Notwithstanding the foregoing, the failure, for whatever reason, of the Electronic Funds Transfer debit entry transaction to be timely completed shall not relieve the Maker from its obligations to promptly and timely make all payments called for under this Note when due and to comply with Maker's other obligations hereunder.

3.           Security for Note.  The payment of this Note and all other sums due Holder is secured by the Indenture (as hereinafter defined) and the other Loan Documents.  Except as otherwise defined herein, all of the terms and provisions contained in the Indenture and the other Loan Documents are hereby incorporated herein by express reference.

4.           Late Charges.  Should any Monthly Payment required under this Note not be paid in full within ten (10) days from the date such payment is due, Maker acknowledges that the Holder will incur extra expenses for the handling of the delinquent payment and servicing the indebtedness evidenced hereby, and that the exact amount of these extra expenses is extremely difficult and impractical to ascertain, but that a charge of four percent (4%) of the amount of the delinquent payment (the "Late Charge") would be a fair approximation of the expense so incurred by Holder.  If applicable law requires a lesser charge, however, then the maximum charge permitted by such law may be charged by Holder for said purpose.  If applicable law requires that more than a ten (10) day period elapse from the date a payment is due until the Late Charge can be imposed, Holder will impose the Late Charge at the earliest date permitted by such law.  Therefore, Maker shall, in such event, without further notice, and without prejudice to the right of Holder to collect any other amounts provided to be paid hereunder or under the Indenture or the other Loan Documents, or to declare an Event of Default (as defined below) pay to Holder the Late Charge to compensate Holder for expenses incurred in handling delinquent payments.

5.           Interest Payable Upon Default.  If there occurs an Event of Default, under this Note or the Indenture or under any of the other Loan Documents, then the unpaid principal amount of this Note, and, to the extent permitted by applicable law, all accrued and unpaid interest thereon, shall bear interest at the lesser of (i) the Contract Rate plus four percent (4%) per annum compounded monthly, or (ii) the maximum rate permitted by applicable law (the "Default Rate") from the date of expiration of any applicable cure or grace period until such time, if any, as the Event of Default is cured and the Indenture and this Note are reinstated as permitted by applicable law, or otherwise until such time as the unpaid principal amount of this Note and all other indebtedness evidenced by this Note or the other Loan Documents are fully repaid, whichever is earlier.

6.           Events of Default.  An "Event of Default" shall exist under this Note (a) in the event Maker shall fail to make any payment due under this Note, other than the final payment or the Prepayment Premium (as defined herein), within ten (10) days from the date when such payment is due; or (b) in the event Maker shall fail to make the final payment or the Prepayment Premium when such payment is due; or (c) if there shall exist an Event of Default as that term is defined in the Indenture or in any of the other Loan Documents.

7.           Additional Payments.  The additional payments called for under paragraphs 4 and 5 shall be in addition to, and shall in no way limit, any other rights and remedies provided for in this Note, the Indenture or in any of the other Loan Documents, as well as all other remedies provided by law.

8.           Payment of Taxes and Expenses.

(a)           Maker further promises to pay to Holder, immediately upon written notice from Holder, (i) all recordation, transfer, stamp, documentary or other fees or taxes levied on Holder (exclusive of Holder's income taxes) by reason of the making or recording of this Note, the Indenture or any of the other Loan Documents, and (ii) all intangible property taxes levied upon any Holder of this Note or mortgagee, beneficiary, or lender under the Indenture or secured party under the other Loan Documents.

(b)           Maker further promises to pay to Holder, immediately upon written notice from Holder, all out-of-pocket costs, expenses, disbursements, escrow fees, title charges and reasonable legal fees and expenses actually incurred by Holder, its counsel and loan servicer as a result of Holder's entering into the loan transaction evidenced by this Note, including without limitation, those incurred in (i) connection with all requests by Borrower for consent or approval or waivers under this Note or the other Loan Documents; and (ii) the collection or attempted collection following an Event of Default, or negotiation and documentation of any settlement or workout of the principal amount of this Note, the interest thereon or any installment or other payment due hereunder; and (iii) any suit or proceeding whatsoever in regard to this Note or to protect or sustain any other Loan Document, including, without limitation, in any bankruptcy proceeding or judicial or nonjudicial foreclosure proceeding.

9.           Application of Payments.  All payments from Maker shall be applied as follows:  (i) to unpaid Late Charges and costs of collection and to any other costs and expenses due and payable to Holder under the Loan Documents; (ii) to the Prepayment Premium due, if any; (iii) to interest accrued and unpaid on the unpaid balance hereof; and (iv) the balance to unpaid principal.  Notwithstanding the foregoing, during the existence of an Event of Default, Holder may apply payments received on any amounts due under the Note, the Indenture, or any of the other Loan Documents as Holder may determine in its sole discretion.

10.           Prepayment.  Maker may not prepay this Note in whole or in part except as specifically provided herein.

           10.1  Prepayment.  Maker is prohibited from voluntarily prepaying this Note until February 1, 2010 (the “No-Prepayment Period”).  Subsequent to the No-Prepayment Period, Maker may voluntarily prepay this Note in whole, but not in part, on any Payment Date, provided Maker gives Holder not less than thirty (30) nor more than sixty (60) days’ written notice specifying the date of prepayment (the “Prepayment Date”) and pays a prepayment fee (the “Prepayment Premium”) as hereinafter calculated.

The Prepayment Premium shall be the greater of (a) one percent (1%) of the outstanding principal balance of this Note on the Prepayment Date, or (b) the result of (i) the sum of the present values (determined over the Remaining Term using periodic monthly intervals and a discount rate equal to the Treasury Yield plus twenty five (25) basis points divided by twelve (12)) of all the then remaining unpaid Payments due from the Prepayment Date through the Maturity Date minus (ii) the outstanding principal balance of this Note as of the Prepayment Date.  The “Remaining Term” is the length of time from the Prepayment Date through the Maturity Date. The “Treasury Yield” is the average yield in percent per annum of the Treasury Constant Maturities as published in document H.15(519) (presently published by the Board of Governors of the Federal Reserve System titled “Federal Reserve Statistical Release”) for the calendar week immediately preceding the calendar week in which the Prepayment Date falls.  If the Remaining Term does not equal one of the maturities of the Treasury Constant Maturities, then the Treasury Yield will be determined by interpolating linearly between two Treasury Constant Maturities reported in such Statistical Release, one having a maturity as close as possible to, but greater than, the Remaining Term and one having a maturity as close as possible to, but less than, the Remaining Term.  If the publishing of the yield of Treasury Constant Maturities is ever discontinued, then the Treasury Yield shall be based upon the index which the Board of Governors of the Federal Reserve System publishes in replacement or, if no such replacement index is published, the index which, in Holder's determination, most nearly corresponds to the yield of the Treasury Constant Maturities. However, under no circumstances shall the Prepayment Premium ever be less than one percent (1%) of the then outstanding principal balance due under this Note. As used herein the word “Payments” shall mean any and all sums due under this Note or under any other documents evidencing or securing this Note, including, without limitation, Monthly Payments (as defined herein) and the entire unpaid principal amount of this Note, together with all accrued and unpaid interest due thereon.

Maker acknowledges that Holder (a) has advanced the amounts evidenced by this Note with the expectation that such amounts would be outstanding for a period at least equal to the No-Prepayment Period, and would not have been willing to advance such amounts on these terms for a shorter period of time and therefore, Holder may refuse in its sole discretion to accept a voluntary prepayment prior to the end of the No-Prepayment Period, even which such prepayment is accompanied by a prepayment premium,  (b) in making the loan evidenced by this Note, is relying on Maker's creditworthiness and its agreement to pay in strict accordance with the terms set forth in this Note, and (c) would not make the loan without full and complete assurance by Maker of its agreement not to prepay all or a part of the principal of this Note except as expressly permitted herein and in the Indenture.  Maker has been advised and acknowledges that Holder is relying on the receipt of payments under this Note through the Maturity Date to, among other things, match and support its obligations under contracts entered into by Holder with third parties and that in the event of a prepayment, Holder could suffer loss and additional expenses which are extremely difficult and impractical to ascertain.  The Prepayment Premium is a good faith resolution by Maker and Holder of the damages Holder would suffer, and it is not intended as a penalty.  Accordingly, should this Note be paid for any reason, whether voluntary or involuntary, prior to the end of the No-Prepayment Period or prior to the Maturity Date then Maker shall pay to Holder a Prepayment Premium calculated in accordance with this Section 10.1, except as otherwise expressly permitted herein or in the Indenture.

Maker expressly acknowledges that pursuant to the provisions of this Note and except as otherwise provided in the Indenture, Maker has no right to prepay this Note in whole or in part without prepayment of the Prepayment Premium, and Maker shall be liable for the payment of the Prepayment Premium upon any payment of the outstanding principal of this Note before its scheduled due date, whether voluntary or involuntary or after acceleration of the Note whether the acceleration of the maturity hereof is due to Maker's default or otherwise.  Furthermore, Maker waives any rights it may have under any applicable state laws as they relate to any prepayment restrictions contained in this Section 10.1 or otherwise contained in this Note and expressly acknowledges that Holder has made the loan evidenced by this Note in reliance upon such agreements and waiver of Maker and that Holder would not have made the loan evidenced by this Note without such agreements and waiver of Maker.  Maker acknowledges that specific weight has been given to the consideration given for such agreements, which consideration is the granting of the loan evidenced by this Note.

Notwithstanding the foregoing, in the event of an application of insurance proceeds upon a casualty or the application of a condemnation award, made pursuant to Section 1.03(A) or Section 1.05(A), respectively, of the Indenture and if such application occurs at a time when no outstanding Event of Default or event, which with notice or passage of time or both could become an Event of Default, then any such application made to the principal balance of the Note shall be made without payment of a  Prepayment Premium for the amount of such application.

10.2           Calculation of Prepayment Premium Following an Event of Default.  Maker acknowledges that in the event of an acceleration of the Maturity Date of this Note following an Event of Default by Maker, a tender of payment of an amount necessary to satisfy the entire indebtedness evidenced hereby, but not including the Prepayment Premium as required pursuant to the terms of this Note or the Indenture, made at any time prior to, during or after a foreclosure sale or a sale ordered by a court (including a bankruptcy court) and tendered by Maker, its successors or assigns, or by anyone on behalf of Maker, or by a buyer upon foreclosure or power of sale or other court ordered sale, shall be presumed to be and conclusively deemed to constitute a prohibited  prepayment hereunder and shall therefore be subject to the Prepayment Premium. In such event, the Prepayment Premium will be calculated in accordance with Paragraph 10.1 of this Note; except that for the purposes of this Paragraph 10.2 only, the following assumptions will be applied: (a) the “Prepayment Date” will be deemed to be the date of occurrence of the foreclosure sale or the date of the tender of payment of the amount necessary to pay the entire indebtedness evidenced hereby in full, including the Prepayment Premium; and  (b) all scheduled Payments due under this Note  from the date of this Note to and including the Prepayment Date will be assumed to have been made as scheduled. Nothing in this paragraph 10.2 shall operate to prevent Holder from charging Late Charges and the Default Rate on Payments not actually made as required under this Note.

11.           Maker's Covenants.  Maker agrees that (a) the obligation evidenced by this Note is an exempted transaction under the Truth-in-Lending Act, 15.U.S.C § 1601, etseq. (1982); and (b) said obligation constitutes a business loan for the purpose of the application of any laws that distinguish between consumer loans and business loans and that have as their purpose the protection of consumers in the state in which the Property (as herein defined) is located.

12.           Severability.  The parties hereto intend and believe that each provision of this Note comports with all applicable local, state and federal laws and judicial decisions.  However, if any provision or any portion of any provision contained in this Note is held by a court of law to be invalid, illegal, unlawful, void or unenforceable as written in any respect, then it is the intent of all parties hereto that such portion or provision shall be given force to the fullest possible extent that it is legal, valid and enforceable, that the remainder of the Note shall be construed as if such illegal, invalid, unlawful, void or unenforceable portion or provision was not contained therein, and that the rights, obligations and interests of Maker and Holder under the remainder of this Note shall continue in full force and effect.

13.           Usury Laws.

(a)           It is the intention of Maker and Holder to conform strictly to the usury laws now or hereafter in force in the state or commonwealth in which the Property is located, and any interest payable under this Note, the Indenture, or any other Loan Documents shall be subject to reduction to an amount not to exceed the maximum non-usurious amount for commercial loans allowed under the usury laws of the state or commonwealth in which the Property is located as now or hereafter construed by the courts having jurisdiction over such matters.  In the event such interest (whether designated as interest, service charges, points, or otherwise) does exceed the maximum legal rate, it shall be (i) cancelled automatically to the extent that such interest exceeds the maximum legal rate; (ii) if already paid, at the option of the Holder, either be rebated to Maker or credited on the principal amount of the Note; or (iii) if the Note has been prepaid in full, then such excess shall be rebated to Maker.

(b)           It is further agreed, without limitation of the foregoing, that all calculations of the rate of interest (whether designed as interest, service charges, points, or otherwise) contracted for, charged, or received under this Note, or under any instrument evidencing or securing the loan evidenced hereby, that are made for the purpose of determining whether such rate exceeds the maximum legal rate, shall be made, to the extent permitted by applicable law, by amortizing, prorating, allocating, and spreading throughout the full stated term (ten [10] years) of this Note (and any extensions of the term hereof that may be hereafter granted) all such interest at any time contracted for, charged, or received from the Maker or otherwise by the Holder so that the rate of interest on account of the indebtedness evidenced by this Note, as so calculated, is uniform throughout the term hereof.  If the Maker is exempt or hereafter becomes exempt from applicable usury statutes or for any other reason the rate of interest to be charged on this Note is not limited by law, none of the provisions of this paragraph shall be construed so as to limit or reduce the interest or other consideration payable under this Note or under the Indenture or other Loan Documents.  The terms and provisions of this paragraph shall control and supersede every other provision of all agreements between the parties hereto.

14.           Acceleration.  Upon an Event of Default, Holder shall have the right, without demand or notice, to declare the entire principal amount of this Note then outstanding, and all accrued and unpaid interest thereon, and all other sums, including without limitation, the Prepayment Premium required under this Note or the Indenture, to be immediately due and payable, and notwithstanding the stated maturity in this Note, all such sums declared due and payable shall thereupon become immediately due and payable.

15.           Waivers by Maker.  As to this Note, the Indenture, the Loan Documents and any other instruments securing the indebtedness, Maker and all guarantors, sureties, endorsers and other parties hereafter assuming or otherwise becoming liable under this Note (the foregoing are collectively referred to as the “Maker Parties”), severally waive all applicable exemption rights, whether under any state constitution, homestead laws or otherwise, and also severally waive diligence, valuation and appraisement, presentment for payment, protest and demand, notice of protest, demand and dishonor and diligence in collection and nonpayment of this Note and all other notices in connection with the delivery, acceptance, performance, default, or enforcement of the payment of this Note (except notice of default specifically provided for in the Indenture and the other Loan Documents).  The Maker and Maker Parties agree that the liability of each of them shall be unconditional without regard to the liability of any other party and shall not be affected by an indulgence, extension of time, renewal, waiver, or modification granted to or consented to by the Holder.  Maker and Maker Parties consent to any and all extensions of time, renewals, waivers, or modifications that may be granted by Holder with respect to the payment or other provisions of this Note, and to the substitution, exchange or release of the Collateral, or any part thereof, and consent to the release of any party primarily or secondarily liable hereon or the addition of makers, guarantors, sureties and endorsers as parties hereto without notice to them or affecting their liability hereunder.  To the extent permitted by law, Maker and Maker Parties further waive all benefit that might accrue to Maker or Maker Parties by virtue of any present or future laws exempting the Property, or any other property, real or personal, or the proceeds arising from any sale of any such property, from attachment, levy, or sale under execution, or providing for any stay of execution to be issued on any judgment recovered on this Note or in any action to foreclose the Indenture, injunction against sale pursuant to power of sale, exemption from civil process or extension of time for payment.  Maker and Maker Parties agree that any real estate that may be levied upon pursuant to a judgment obtained by virtue of this Note, or any writ of execution issued thereon, may be sold upon any such writ in whole or in part in any order desired by Holder.

16.  Maker Not Released.  No delay or omission of Holder to exercise any of its rights and remedies under this Note, the Indenture or any Loan Documents at any time following the happening of an Event of Default shall constitute a waiver of the right of Holder to exercise such rights and remedies at a later time by reason of such Event of Default or by reason of any subsequently occurring Event of Default.  This Note, or any payment hereunder, may be extended from time to time by agreement in writing between Maker and Holder without in any other way affecting the liability and obligations of Maker and Maker Parties, if any.

17.           Joint and Several Obligation; Successors and Assigns.  This Note shall be the joint and several obligation of all Makers and Maker Parties, if any, as may exist now or hereafter in addition to Maker, and shall be binding upon them and their respective heirs, administrators, executors, legal representatives, successors and assigns and shall inure to the benefit of Holder and its successors, successors in title, and assigns.

18.           Remedies Cumulative.  The remedies of Holder as provided in this Note, or in the Indenture or the Loan Documents, and the warranties contained herein or therein shall be cumulative and concurrent, may be pursued singly, successively or together at the sole discretion of Holder, may be exercised as often as occasion for their exercise shall occur and in no event shall the failure to exercise any such right or remedy be construed as a waiver or release of such right or remedy.  No remedy under this Note, conferred upon or reserved to Holder is intended to be exclusive of any other remedy provided in this Note, the Indenture or any of the Loan Documents or provided by law, but each shall be cumulative and shall be in addition to every other remedy given under the Indenture or any of the Loan Documents or hereunder or now or hereafter existing at law or in equity or by statute.

19.           Notices.  All notices or other communications under this Note shall be given as provided in the Indenture.

20.           Governing Law.  THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OR COMMONWEALTH IN WHICH THE PROPERTY IS LOCATED WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.  IN ANY LITIGATION IN CONNECTION WITH OR TO ENFORCE THIS NOTE, THE MAKER HEREBY IRREVOCABLY CONSENTS AND CONFERS PERSONAL JURISDICTION ON THE STATE COURTS OF THE COUNTY IN WHICH THE PROPERTY IS LOCATED, OR ON THE UNITED STATES DISTRICT COURT OR THE UNITED STATES BANKRUPTCY COURT FOR THE DISTRICT IN WHICH THE PROPERTY IS LOCATED.  MAKER EXPRESSLY WAIVES ANY OBJECTIONS AS TO VENUE IN ANY SUCH COURTS AND AGREES THAT SERVICE OF PROCESS MAY BE MADE ON THE MAKER BY MAILING A COPY OF THE SUMMONS AND COMPLAINT BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE MAKER'S ADDRESS.  NOTHING CONTAINED HEREIN SHALL, HOWEVER, PREVENT THE HOLDER FROM BRINGING ANY ACTION OR EXERCISING ANY RIGHTS WITHIN ANY OTHER STATE OR JURISDICTION OR FROM OBTAINING PERSONAL JURISDICTION BY ANY OTHER MEANS AVAILABLE BY APPLICABLE LAW.

21.           Waiver of Jury Trial. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE MAKER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING THAT RELATES TO OR ARISES OUT OF THIS NOTE OR THE ACTS OR FAILURE TO ACT OF OR BY HOLDER IN THE ENFORCEMENT OF ANY OF THE TERMS OR PROVISIONS OF THIS NOTE.

22.           Material Inducements.  ALL WAIVERS SET FORTH IN THIS NOTE ARE MATERIAL INDUCEMENTS FOR THE HOLDER TO EXTEND THE LOAN EVIDENCED BY THIS NOTE TO THE MAKER.

23.           No Oral Modification.  This Note may not be modified or discharged orally, but only by an agreement in writing signed by the party against whom enforcement or any waiver, modification or discharge is sought.

24.           Time.  Time is of the essence with regard to the performance of the obligations of Maker in this Note and each and every term, covenant and condition herein by or applicable to Maker.

25.           Captions.  The captions and headings of the paragraphs of this Note are for convenience only and are not to be used to interpret, define or limit the provisions hereof.

26.           Terminology.  As used in this Note the word "Indenture" means a Deed of Trust Security Agreement and Fixture Filing of even date herewith from Maker to, or for the benefit of, Holder, which secures Maker's obligations hereunder and which covers the property described therein (the "Property").

27.           Replacement Note.  Upon receipt of evidence reasonably satisfactory to Maker of the loss, theft, destruction or mutilation of this Note, and in the case of any such loss, theft or destruction, upon delivery of an indemnity agreement reasonably satisfactory to Maker or, in the case of any such mutilation, upon surrender and cancellation of the mutilated Note, Maker will execute and deliver to Holder in lieu thereof, a replacement note dated as of the date of this Note, identical in form and substance to this Note and upon such execution and delivery all references in the Indenture to this Note shall be deemed to refer to such replacement note.

28.           Limitation on Recourse.

(a)           Except as specifically set forth in paragraphs (b) and (c) of this Article 28, in Section 1.13 of the Indenture and any separate agreement for indemnification of Holder or guaranty agreement of this Note, Holder’s recourse to the Maker for the Maker’s liability under this Note, the Indenture and the other Loan Documents shall be limited to Maker’s interest in the Property and any other security furnished under the Loan Documents.  In any action to foreclose the Indenture or to otherwise realize upon any security furnished under the Loan Documents or to collect any amount payable hereunder or under the other Loan Documents, no judgment for the repayment of this Note or interest thereon or any other sum due under any of the Loan Documents or for damages for failure to perform any obligation of Maker hereunder or under any of the Loan Documents will be enforced against Maker personally or against any property of Maker other than the Property and other security furnished under the Loan Documents.  Notwithstanding the foregoing, nothing contained in this paragraph shall be construed as prohibiting Holder from exercising any and all remedies which the Loan Documents permit, including the right to bring actions or proceedings against Maker and to enter a judgment against Maker; provided, however, that any judgment so entered must specify that it is limited to the security furnished under the Loan Documents and that it may not be levied against any other property of Maker other than the security furnished under the Loan Documents.

(b)           Notwithstanding the foregoing provisions of paragraph (a) of this Article 28 or any other agreement, Maker shall be fully liable for,  Holder shall have full recourse against Maker for, and the restrictions of paragraph (a) of this Article 28 shall not apply to, losses or damages to Holder or the Property resulting from the following: (i) the misapplication or misappropriation of (a) proceeds of insurance covering any portion of the Property, or (b) proceeds of condemnation of any portion of the Property or proceeds from the sale or conveyance of any portion of the Property, in lieu of condemnation, or (c) rentals received by or on behalf of Maker subsequent to the date of the revocation of the license granted in the Absolute Assignment of Rents and Profits and Collateral Assignment of Leases to the extent such rentals are not applied to ordinary and necessary operational costs of the Property, or (d) any funds deposited or required to be deposited under any escrow agreement to be established pursuant to the Commitment Letter, the Indenture or the Loan Documents; (ii) Maker’s failure to return  all unearned advance rentals and security deposits paid by tenants of the Property and not refunded to or forfeited by such tenants; (iii) Maker's failure to comply with any federal, state and local statute, ordinance or regulation applicable to the Property relating to hazardous waste and environmental laws, such loss to include expenses, clean up, penalties and damages incurred by Holder and any diminution in the fair market value of the Property caused by Maker, its agents and tenants as a result of non-compliance with such hazardous waste and environmental laws from and after the date hereof (specifically including any liability of Maker under Section 1.13 of the Indenture or under any separate indemnification agreement or guaranty agreement); (iv) a lien hereafter imposed upon any of the Property without Holder's prior written consent and which has priority over any security for the payment of this Note, including, without limitation, all costs incurred by Holder in the bonding, payment or release of any lien arising from the use, incorporation, storage or disposal of toxic, hazardous, chemical or nuclear waste or materials upon or in any portion of the Property caused by Maker, its agents and tenants as a result of non-compliance with Hazardous Material Laws (as defined in the Indenture) from and after the period from the date hereof; (v) the commission of waste, which shall include, but not be limited to, damage, destruction, disrepair or impairment in value of the Property caused by Maker’s willful act or grossly negligent omission, including, but not be limited to, Maker’s failure to take commercially reasonable steps to insure that the Property does not contain those species of mold, fungi, algae and other microbial matter which pose a serious human health risk in concentrations greater than those found in the immediately surrounding ambient environment.; (vi) failure of Maker to pay real estate taxes, recording taxes, mortgage taxes or documentary stamp taxes or other charges required in connection with the Indenture and the other Loan Documents (together with any fines, penalties, interest or similar charges resulting from the non-payment thereof), and property insurance premiums relating to the Property; (vii) Maker’s failure to maintain casualty and liability insurance as required by the Indenture; (viii) any modification, termination or cancellation of any of the leases or other occupancy agreements in effect at or concerning the Property and assigned to Holder under the Indenture or other Loan Documents, unless expressly permitted in the Indenture or the Absolute Assignment of Rents and Profits and Collateral Assignment of Leases or with Holder's prior written consent if and to the extent such modification, termination or cancellation has a material adverse effect on the value of the Property; (ix) Personal Property (as defined in the Indenture) taken from the Property by or on behalf of Maker and not replaced with Personal Property of the same utility and of the same or greater value; (x) all costs and expenses, including, without limitation, attorneys’ fees and transfer taxes incurred by Holder in connection with the enforcement of this Note, the Indenture or the other Loan Documents or a deed-in-lieu of foreclosure, and any taxes, costs and expenses described in Section 8(a) and 8(b) of this Note; and (xi) any breach of or failure to perform any representation, warranty or covenant contained in the Indenture or any Loan Documents relating to anti-terrorism measures, including but not limited to (a) Anti-terrorism Laws (as defined in the Loan Documents); and (b) other executive orders, laws, rules, regulations, legislations, or orders as may be enacted now or in the future relating to anti-terrorism measures.

(c)           Notwithstanding any provisions of this Section to the contrary, the agreement of Holder not to pursue recourse liability as set forth above SHALL BECOME NULL AND VOID and shall be of no further force and effect and Maker shall become personally liable for payment of the indebtedness evidenced by this Note and performance of all other obligations of Maker under this Note, the Indenture and the other Loan Documents in the event of:

(1)           Fraud or material misrepresentation, whether affirmative or by omission, of a material fact by Maker or any principals of Maker in connection with this Note, the Indenture or the other Loan Documents or any request for any action or consent by Maker; or

(2)           a default or violation under Section 1.07 of the Indenture; or

(3)           if the Property or any part thereof shall become an asset in a voluntary bankruptcy or insolvency proceeding.

29.           Exhibits. Exhibit(s) A and B attached hereto are incorporated herein by reference.

THIS NOTE AND THE OTHER WRITTEN LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

IN WITNESS WHEREOF, Maker has caused this Promissory Note to be duly executed under seal on the date first above written.

MAKER:

LANTANA OFFICE PROPERTIES I, L.P.,
a Texas limited partnership

By:           STRS L.L.C.,
a Delaware limited liability company

By:           STRATUS PROPERTIES INC.,
A Delaware corporation, its sole member

By:___/s/ John E. Baker___________________
John E. Baker, Senior Vice President